 Exhibit (a)(1)(K)

Ault Alliance, Inc.

Offer to Exchange up to 333,333,333 shares of Common Stock (in 50 share increments) for up to $66,666,667 aggregate liquidation preference of
10.00% Series H Cumulative Redeemable Perpetual Preferred Stock

To

Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees:

Ault Alliance, Inc. (“we”, “us”, the “Company” or “Ault Alliance”) is offering (the “Offer”) to exchange up to 333,333,333 shares of its outstanding Class A Common Stock, par value $0.001 per share (the “Common Stock”) for up to $66,666,667 aggregate liquidation preference of 10.00% Series H Cumulative Redeemable Perpetual Preferred Stock (“Series H Preferred Stock”), with each 50 shares of Common Stock being exchangeable in the Offer for one share of Series H Preferred Stock having a liquidation preference of $10.00 per share of Series H Preferred Stock (an effective price of $0.20 per share of Common Stock), upon the terms and subject to the conditions set forth in the Second Amended and Restated Offer to Exchange (as amended and supplemented from time to time, the “Offer to Exchange”), the enclosed Amended and Restated Letter of Transmittal (as may be amended from time to time, the “Letter of Transmittal”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”).

The Company is requesting that you contact your clients for whom you hold shares of Common Stock regarding the Offer. For your information and for forwarding to your clients for whom you hold shares registered in your name or in the name of your nominee, or who hold shares registered in their own names, enclosed as the following documents:

1. Offer to Exchange;

2. The Letter of Transmittal for your use and for the information of your clients (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

3. A form of letter which may be sent to your clients for whose account you hold shares registered in your name or the name of your nominee, with space provided for obtaining such clients’ instruction with regard to the Offer.

Your prompt action is requested. The Offer will expire at one minute following 11:59 P.M (12:00 midnight), New York City time, on Wednesday May 17, 2023, unless extended or earlier terminated by the Company (such date and time for the Offer, as may be extended, the “Expiration Date”). Shares of Common Stock tendered for exchange may be withdrawn at any time before one minute following 11:59 P.M (12:00 midnight), New York City time, on the Expiration Date.

To participate in the Offer, a timely book-entry confirmation that shares have been transferred into the account of Computershare Trust Company N.A. (“Computershare” or the “Exchange Agent”), at The Depository Trust Company, and a properly completed and duly executed Letter of Transmittal and all other required documents or a properly transmitted agent’s message (as defined in the Letter of Transmittal and the Offer to Exchange) should be sent to the Exchange Agent in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Exchange. Georgeson is serving as information agent in the Offer (the “Information Agent”).

The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Exchange and the related documents to the beneficial owners of shares held by them as a nominee or in a fiduciary capacity.

Neither the Company, its management, its board of directors, nor the Information Agent and the Exchange Agent for the Offer, has authorized anyone to make any recommendation to holders of shares of Common Stock as to whether or not to tender in the Offer.

Any questions related to the procedure for tendering you may have with respect to the Offer should be directed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the telephone numbers set forth on the front of the Letter of Transmittal.

Very truly yours,

AULT ALLIANCE, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF THE COMPANY, OR THE INFORMATION AGENT AND EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO EXCHANGE OR THE LETTER OF TRANSMITTAL.

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